Exhibit 99.1

December 21, 2012

Dear KBS REIT II Investor:

We are pleased to have more positive news to share with you regarding your investment in KBS Real Estate Investment Trust II, Inc. (KBS REIT II). On December 18, 2012, the REIT’s board of directors approved a new estimated value per share of $10.29,1 an increase of $0.18 per share over the previous estimated value per share.
On December 19, 2011, the board also approved an increase in KBS REIT II’s estimated value per share to $10.11. The December 18, 2012, increase was driven significantly by a higher estimated value of the REIT’s real estate properties, among other factors. This estimated value was based on the recommendation and valuation of KBS Capital Advisors LLC, KBS REIT II’s external advisor. The estimated value per share is based on the estimated value of KBS REIT II’s assets less the estimated value of the REIT’s liabilities, or net asset value, divided by the number of shares outstanding, as of September 30, 2012.1
In addition to sharing the good news about the new estimated value, I’d like to take the opportunity to recap two notable sale transactions completed by KBS REIT II in 2012.
On June 27, 2012, KBS REIT II entered into a discounted payoff agreement for the debt collateralized by the 10-story Northern Trust building in La Jolla, CA, for $85.8 million, resulting in a net economic gain of $24.8 million after closing costs.2
Additionally, on June 28, 2012, KBS REIT II sold Hartman Business Center Two for $12.7 million. The REIT was able to sell the property for its targeted price four years ahead of schedule. The investment provided an average annual net cash-on-cash yield of 9.21% during KBS REIT II’s investment period of 27 months, as well as a gain from the sale.
In 2013, we will continue to focus on maximizing the total return of the KBS REIT II portfolio. We look forward to providing you with future updates on transactions and our ongoing efforts to optimize stockholder value.

Sincerely,
Charles Schreiber
Chief Executive Officer

1 For a full description of the limitations, methodologies and assumptions used to value KBS REIT II’s assets and liabilities, and used in the calculation of the estimated value per share, see KBS REIT II’s Current Report on Form 8-K, filed with the SEC December 19, 2012.
2 The book or GAAP gain was $14.9 million due to the amortization of the purchase discount since acquisition.
The foregoing includes forward-looking statements under federal securities laws. These statements include statements regarding the intent, belief or current expectations of KBS REIT II and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for KBS REIT II’s real estate investments assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are KBS REIT II’s and the Advisor’s best estimates as of December 18, 2012, KBS REIT II can give no assurance in this regard. These statements also depend on factors such as: KBS REIT II’s ability to maintain occupancy levels and lease rates at its properties; the borrowers under KBS REIT II’s loan investments continuing to make required payments under the investments; the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing KBS REIT II’s real estate-related investments; KBS REIT II’s ability to successfully negotiate modifications, extensions or refinancings of its debt obligations; and other risks identified in Part I, Item IA of KBS REIT II’s annual report on Form 10-K filed with the SEC. Actual events may cause the value and returns on KBS REIT II’s investments to be less than that used for purposes of KBS REIT II’s estimated value per share.